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                                                      RULE 424 (b)(3)
                                                      REGISTRATION STATEMENT NO.
                                                                       333-41059

Pricing Supplement No. 8 Dated March 16, 1999
(To Prospectus and Prospectus Supplement
Dated March 26, 1998)

                               U.S.$5,000,000,000
                            FORD MOTOR CREDIT COMPANY

                           Medium-Term Notes Due from
                              9 Months to 30 Years
                               from Date of Issue
     Ford Motor Credit Company has designated $1,000,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. severally have agreed to purchase, respectively, $225,000,000, $225,000,000, $275,000,000 and $275,000,000 aggregate principal amount of the
Notes at a price of 99.85% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.

Issue Date:                                   March 19, 1999

Principal Amount:                             $1,000,000,000.

Interest Rate Basis:                          LIBOR having an Index Maturity of
                                              three months plus 15 basis points.

Interest Reset Dates:                         On the Issue Date and thereafter
                                              quarterly on the 19th day of the
                                              months of March, June, September,
                                              and December commencing June 19,
                                              1999.

Interest Payment Dates:                       Quarterly on the 19th day of the
                                              months of March, June, September
                                              and December commencing June 19,
                                              1999, except that the final
                                              scheduled Interest Payment Date
                                              shall be the Stated Maturity.

Stated Maturity:                              March 19, 2002.

Reference Agent:                              The Chase Manhattan Bank.


                      GOLDMAN, SACHS & CO.         LEHMAN BROTHERS INC.

                      MERRILL LYNCH & CO.          SALOMON SMITH BARNEY